FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person

        Tamburri                    David
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       (Last)                      (First)                    (Middle)

                           1991 Broadway, Apt.14B
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                                  (Street)

        New York                      NY                       10023
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
     8/02/00

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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol
        ScreamingMedia Inc.   SCRM

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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (  ) 10% Owner
    (X) Officer (give title below)
    (  ) Other (specify title below)

        Senior Vice President of Sales
    _____________________________________

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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    _X Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

[TYPE ENTRIES HERE]




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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

(i)     Stock options - rt to buy
(ii)    Stock options - rt to buy
(iii)   Stock options - rt to buy
(iv)    Stock options - rt to buy
(v)     Stock options - rt to buy

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2. Date Exercisable and Expiration Date (Month/Day/Year)

(i)     5/17/99 (1)                                 (i)   5/17/04
(ii)    5/17/99 (2)                                (ii)   5/17/04
(iii)   11/1/99 (3)                               (iii)   11/1/04
(iv)    3/1/00  (4)                                (iv)   3/1/05
(v)     7/10/00 (5)                                 (v)   7/10/05
     ------------------------                  -------------------------
       Date Exercisable                           Expiration Date

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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
(i)     Common Stock                                (i)     2,698
(ii)    Common Stock                               (ii)   126,825
(iii)   Common Stock                              (iii)    32,381
(iv)    Common Stock                               (iv)    33,730
(v)     Common Stock                                (v)    39,127
   --------------------------------        -------------------------------
         Title                              Amount or Number of Shares

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4. Conversion or Exercise Price of Derivative Security
(i)     $0.37
(ii)    $0.37
(iii)   $4.15
(iv)    $5.74
(v)     $12.00
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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)
(i)     D
(ii)    D
(iii)   D
(iv)    D
(v)     D
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6. Nature of Indirect Beneficial Ownership (Instr. 5)
(i)     N/A           (iv)   N/A
(ii)    N/A           (v)    N/A
(iii)   N/A

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   EXPLANATION OF RESPONSES:

        1.     Options have already vested.

        2. 68,697 options have already vested. Options vest over two years.

        3.     Options vest in three annual installments.

        4. 9,781 options vest on 3/1/01 and the remaining vest in 12 quarterly installments of 2,445 options will vest on 6/1/00, 9/1/00, 12/1/00 and 3/1/01 until fully vested.

        5. Vests over four years with 9,781 options vesting on 7/10/01 and the remaining vest in 12 quarterly installments of 2,445 on 10/10, 1/10, 4/10 and 7/10.




      /s/ David Tamburri                                8/2/00
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   **  SIGNATURE OF REPORTING PERSON                      DATE


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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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